SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2008

ADUROMED INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware State or other jurisdiction of incorporation)	000-03125 (Commission File Number)	21-0661726 (I.R.S. Employer Identification No.)

3 Trowbridge Drive, Bethel, Connecticut 06801

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (203) 798-1080.

Items 1.01 and 3.02. Entry into a Material Definitive Agreement and Unregistered Sale of Equity Securities.

Reference is made to the Company’s Current Report on Form 8-K dated July 14, 2008 and the description contained therein of a Master Restructuring Agreement, dated as of July 10, 2008 (the “MRA”), entered into among the Company, the Company’s wholly-owned subsidiary, Aduromed Corporation (“Aduromed”, and together with the Company, the “Companies”), Pequot Capital Management, Inc., on behalf of various funds managed by Pequot, Sherleigh Associates Inc. Defined Benefit Pension Plan, holders of $1,225,000 in principal amount of the Company’s 12% Secured Promissory Notes due July 31, 2008, and Mr. Joseph Esposito, corporate and business development advisor to the Company.

On July 25, 2008 an investor funded an additional $250,000 into traunch 1 of the transactions contemplated by the MRA and received 10,000,000 shares of the Company’s Common Stock and Common Stock Purchase Warrants to purchase 10,000,000 shares of the Company’s Common Stock at an exercise price of $0.025 per share. These warrants are exercisable for five years from the date of issue.

The net proceeds of the investment were $230,000 after placement fees and will be utilized for working capital and general corporate purposes. Carter Securities, LLC served as our placement agent for this investment and received a placement fee.

  The offer and sale of these securities was claimed exempt from the registration provisions of the Securities Act by reason of Section 4(2) thereof and Regulation D thereunder. Management made its determination of the availability of such exemption based upon the facts and circumstances surrounding the transaction, including the representations and warranties made by the investor and the fact that restrictive legends were placed on the Common Stock certificates and the warrants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADUROMED INDUSTRIES, INC.

By:	/s/ Kevin T. Dunphy
Kevin T. Dunphy
Treasurer and CFO

Dated: July 29, 2008